                                                                    Exhibit 99

                                                                  NEWS RELEASE

         HEINZ
   WORLD HEADQUARTERS
"THE GOOD FOOD COMPANY"

FOR RELEASE UPON RECEIPT

           HEINZ REPORTS STRONG FIRST QUARTER TOP-LINE GROWTH OF 5.3%
                   AND EPS OF $0.52 (EXCLUDING SPECIAL ITEMS)

o INCREASED VOLUME REFLECTS EXCELLENT PERFORMANCE IN NORTH AMERICAN CONSUMER PRODUCTS (UP 11.3%), ASIA PACIFIC AND THE ITALIAN INFANT NUTRITION BUSINESSES, WITH OVERALL COMPANY VOLUME UP 2.3% FOR THE QUARTER.

o    EPS ON A REPORTED BASIS WAS $0.45 VERSUS $0.55 LAST YEAR.

o SPECIAL ITEMS OF $0.07 FOR THE QUARTER REFLECT PREVIOUSLY ANNOUNCED REORGANIZATION CHARGES AND OTHER COSTS RELATED TO BUSINESS UNITS BEING REVIEWED FOR POTENTIAL SALE.

o    RESULTS WERE AIDED BY AN IMPROVED INCOME TAX RATE.


PITTSBURGH - AUGUST 22, 2005 - H.J. Heinz Company (NYSE: HNZ) today announced strong sales increases of 5.3% for the first quarter of Fiscal 2006, led by an 11.3% volume increase in its North American Consumer Products segment. This volume increase was driven by success across all major brands in North America, including Heinz(R), TGI Friday's(R), Poppers(R), Classico(R), SmartOnes(R) and Ore- Ida(R).

         Overall, the Company reported net income of $157.3 million, or $0.45 per diluted share, for its first quarter ended July 27, 2005. Excluding special items, the first quarter diluted earnings per share (EPS) was $0.52 versus earnings of $0.55 per share in the prior year. Special items in the first quarter of Fiscal 2006 totaled $33.8 million pretax ($24.5 million after tax) and related to previously announced reorganization charges for targeted workforce reductions at various worldwide locations as well as costs incurred in connection with strategic reviews related to the potential divestiture of several non-core businesses.

         The Company expects to incur expense totaling approximately $100 million in Fiscal 2006 for reorganization activities and portfolio reviews as well as costs to integrate acquisitions.

         Commenting on the Company's performance, Heinz's Chairman, President and CEO William R. Johnson said: "Fiscal 2006 is off to a solid start, in line with our expectations. We drove strong double-digit sales increases in our North American Consumer Products segment and a nearly 10% increase in sales in our Asia Pacific operations. I am also pleased with the recent turnaround in our Italian infant nutrition business. Additionally, we continued our strong management of working capital, reducing our overall cash conversion cycle by 3 days."



H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057

         "We are still tracking to our full-year outlook despite increased commodity cost pressures and a stronger U.S. dollar. We expect operating profit to strengthen through the balance of the year. As previously announced, we are conducting a strategic review of our international portfolio and our global organization structure. We are making good progress and expect to become an even more focused company providing enhanced shareholder return," he said.

(Comments on the first quarter that follow refer to results excluding special items. See attached tables for further details, including reconciliation of non-GAAP financial measures. Management uses non-GAAP financial measures to gauge business performance, and believes that the adjusted GAAP measures provide additional clarity in understanding the trends of the business as they provide management with a view of the business excluding special items.)


         Overall, Heinz's first quarter sales increased 5.3%, reflecting improvements in all sales measures. Volume increased 2.3%, driven primarily by the North American Consumer Products segment, as well as Heinz Australia and the Italian infant nutrition business. These volume increases were partially offset by declines in our non-core European frozen food and seafood businesses. Pricing increased sales by 0.2%. Acquisitions, net of divestitures, drove 1.4 points of sales growth primarily reflecting the addition of Appetizers And, Inc. ("AAI"), a manufacturer and marketer of high-quality, frozen hors d'oeuvres sold primarily in the U.S. foodservice industry; and Petrosoyuz, a leading Russian maker of ketchup, condiments and sauces. Foreign exchange translation rates increased sales by 1.5%.

         Gross profit increased 2.3%, despite a 110 basis point decline in gross profit margin, primarily as a result of higher volume and favorable exchange translation rates. The decrease in the gross profit margin is mainly due to the European segment, particularly the U.K., European seafood and the Netherlands businesses. Operating income decreased 7.2%, due to the gross profit margin decline and increased Selling, General and Administrative expenses ("SG&A"). The operating income decline and higher net interest expense was partially offset by a lower effective tax rate, resulting in the 5.5% decline in EPS.

         Heinz's working capital management showed continued improvement over the prior year, as the Cash Conversion Cycle for the quarter improved three days. The Company generated $119 million of Operating Free Cash Flow in the first quarter of Fiscal 2006, slightly better than expected.

         After the close of the quarter, on August 16, 2005, the Company acquired HP Foods Limited, HP Foods Holdings Limited, and HP Foods International Limited, collectively referred to as "HPF," from Groupe Danone S.A. HPF is a manufacturer and marketer of sauces which are primarily sold in the United Kingdom, United States and Canada. Heinz acquired HPF's brands, including HP(R) and Lea & Perrins(R), and a perpetual license to market Amoy(R) Asian sauces and products in Europe.

FIRST QUARTER SEGMENT HIGHLIGHTS

NORTH AMERICAN CONSUMER PRODUCTS

         Sales of the North American Consumer Products segment increased significantly, up 11.5%, driven by volume growth of 11.3%. Much of the growth relates to successful marketing initiatives for Heinz(R) Ketchup and the TGI Friday's(R) and Poppers(R) brands of frozen snacks. Heinz(R) Ketchup's market share increased to 61.8% in the U.S. and 79.9% in Canada. Volume was also aided by growth in Classico(R) pasta sauces and SmartOnes(R) frozen entrees and the launch of a larger size of Picnic Pak(R) condiments. Frozen potatoes continued to perform well, as a result of last calendar year's popular debut of Ore-Ida(R) Extra Crispy Fries and microwavable Easy Fries(R). Pricing decreased 1.0%, largely due to increased trade promotion expense and decreased price on the larger size Picnic Pak(R). These price decreases were partially offset by reduced trade spending on Ore-Ida(R) frozen potatoes. Divestitures lowered sales 0.4%; Canadian exchange translation rates increased sales 1.7%.

         Operating income increased 13.2%, driven primarily by higher volume and partially offset by increased G&A and marketing expenses.

HEINZ U.S. FOODSERVICE

         Sales of the U.S. Foodservice segment increased 2.7%. The acquisition of AAI in the fourth quarter of Fiscal 2005 increased sales 3.6%. Average net pricing increased by 0.5%, volume/mix decreased sales 1.3%, largely reflecting an unfavorable mix in single-serve condiments, and ketchup, chiefly due to the timing of promotions. Volume increased in frozen soup.

         Operating income decreased 4.7% as favorable pricing and the impact of the AAI acquisition was more than offset by higher selling and distribution expenses, largely due to higher fuel, trucking charges and increased personnel costs.

EUROPE

         Heinz Europe's sales were virtually flat for the quarter. Volume/mix decreased 3.0%, principally due to the performance of the non-core frozen foods business in the U.K. and declines in the European seafood business, as well as softness in soup in the U.K. These volume declines were partially offset by increases in the Italian infant nutrition business and Heinz(R) Top-Down Ketchup. Heinz (R) Ketchup now holds nearly 79% market share in the U.K. Heinz's recent acquisition of Petrosoyuz increased sales 2.5%. Petrosoyuz is a leading Russian maker of ketchup, condiments and sauces. Divestitures reduced sales 1.1%; favorable exchange translation rates increased sales by 0.5%.

         As expected, operating income in Europe was off 15.8% for the quarter primarily due to the U.K. and Northern Europe. G&A also increased largely due to employee-related and SAP system implementation costs.

ASIA PACIFIC

         Sales in Asia Pacific increased 9.9%. Volume increased sales 4.7%, reflecting strong performances in Australia and Indonesia, largely due to new product introductions and increased marketing. The volume increases were partially offset by continued declines in the non-core Tegel(R) poultry business in New Zealand. Favorable exchange translation rates increased sales by 6.4%. Lower pricing reduced sales 2.0%, primarily due to continuing market price pressures on Tegel(R) and greater promotional spending in Australia. Heinz Australia led the company in market share gain with a 5+ point increase in ketchup market share, which now is 77%. For the first time in more than a decade, Heinz Australia became the market leader in soup with market share approaching 48%. Acquisitions, net of divestitures, increased sales 0.7%, largely due to the acquisition of Shanghai LongFong Foods, a maker of popular frozen Chinese snacks and desserts.

         Operating income decreased $5.0 million, primarily due to lower pricing, greater commodity costs and unfavorable sales mix in China, and the profit downturn in the Tegel(R) poultry business. The operating income decline was partially offset by improvements in Australia and in Wattie's of New Zealand.

INCOME TAXES

         The consolidated income tax rate, excluding special items, was 27.9% for the quarter, down 4.1 points versus the first quarter of Fiscal 2005. The reduction is attributable to increased foreign tax credit carryforwards, partially offset by the expiration of certain tax benefits. The full year Fiscal 2006 effective tax rate, excluding special items, is anticipated to be approximately 31% to 33%.


MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

         Heinz will host a conference call with security analysts today at 8:30 a.m. (Eastern Time). The call will be webcast live on www.heinz.com and will be archived for playback beginning at 2 p.m. The call is available live via conference call at 1-800-955-1760 (listen only). It will be hosted by Art Winkleblack, Executive Vice President and Chief Financial Officer; Ed McMenamin, Senior Vice President - Finance and Corporate Controller; and Jack Runkel, Vice President - Investor Relations.


                                       # #

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Uncertainties contained in such statements include, but are not limited to, sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to anticipate and respond to consumer trends, the need for product recalls, the ability to maintain favorable supplier relationships, achieving cost savings and gross margins objectives, currency valuations and interest rate fluctuations, the ability to complete and the success of acquisitions, joint ventures, divestitures and other strategic initiatives, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix, the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency and cash flow initiatives, risks inherent in litigation and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax-planning strategies, the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz's investments, and other factors described in "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 27, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.


                                       # #

ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks, and infant foods. Heinz satisfies hungry consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R) sauces, Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and SmartOnes(R) meals, and Plasmon(R) baby food. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, The World's Favorite Ketchup(TM). Information on Heinz is available at www.heinz.com/news.


                                      # # #

     CONTACT:

                  Media:
                  -----

                  Ted Smyth, 412-456-5780;

                  Debbie Foster, 412-456-5778;

                  OR

                  Investors:
                  ---------

                  Jack Runkel, 412-456-6034.

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        First Quarter Ended
                                                -------------------------------------
                                                July 27, 2005           July 28, 2004
                                                    FY2006                  FY2005
                                                -------------           -------------
Sales                                            $ 2,110,153             $ 2,003,026

Cost of products sold                              1,356,402               1,264,273
                                                 -----------             -----------
Gross profit                                         753,751                 738,753

Selling, general and
   administrative expenses                           472,549                 399,099
                                                 -----------             -----------

Operating income                                     281,202                 339,654

Interest income                                        8,189                   6,661
Interest expense                                      66,472                  53,346
Other expenses, net                                   (4,540)                 (6,383)

                                                 -----------             -----------

Income before income taxes                           218,379                 286,586

Provision for income taxes                            61,105                  91,750
                                                 -----------             -----------

Net income                                       $   157,274             $   194,836
                                                 ===========             ===========

Net income per common share - Diluted            $      0.45             $      0.55
                                                 ===========             ===========
Average common shares
outstanding - diluted                                348,885                 354,977
                                                 ===========             ===========

Net income per common share - Basic              $      0.45             $      0.56
                                                 ===========             ===========
Average common shares
outstanding - basic                                  345,735                 351,366
                                                 ===========             ===========



Cash dividends per share                         $      0.30             $     0.285
                                                 ===========             ===========

 Note:  Fiscal 2006 includes special items.
 (Totals may not add due to rounding)

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
                                  SEGMENT DATA

                                                                    First Quarter Ended
                                                          --------------------------------------
                                                          July 27, 2005            July 28, 2004
                                                              FY2006                   FY2005
                                                          -------------            -------------
Net external sales:
     North American Consumer Products                       $   544,960             $   488,832
     U.S. Foodservice                                           353,211                 343,868
     Europe                                                     788,164                 788,725
     Asia/Pacific                                               323,530                 294,272
     Other Operating Entities                                   100,288                  87,329
                                                            -----------             -----------
     Consolidated Totals                                    $ 2,110,153             $ 2,003,026
                                                            ===========             ===========

Intersegment revenues:
     North American Consumer Products                       $    12,303             $    12,726
     U.S. Foodservice                                             4,898                   4,242
     Europe                                                       3,235                   4,672
     Asia/Pacific                                                   774                     597
     Other Operating Entities                                       263                     390
     Non-Operating                                              (21,473)                (22,627)
                                                            -----------             -----------
     Consolidated Totals                                    $      --               $      --
                                                            ===========             ===========

Operating income (loss):
     North American Consumer Products                       $   123,931             $   111,092
     U.S. Foodservice                                            50,462                  54,340
     Europe                                                     116,290                 154,091
     Asia/Pacific                                                20,353                  32,263
     Other Operating Entities                                     6,367                  14,326
     Non-Operating                                              (36,201)                (26,458)
                                                            -----------             -----------
     Consolidated Totals                                    $   281,202             $   339,654
                                                            ===========             ===========

Operating income (loss) excluding special items:
     North American Consumer Products                       $   125,767             $   111,092
     U.S. Foodservice                                            51,810                  54,340
     Europe                                                     129,731                 154,091
     Asia/Pacific                                                27,271                  32,263
     Other Operating Entities                                     8,332                  14,326
     Non-Operating                                              (27,875)                (26,458)
                                                            -----------             -----------
     Consolidated Totals                                    $   315,036             $   339,654
                                                            ===========             ===========

The company's revenues are generated via the sale of products in the following categories:

      Ketchup, Condiments and Sauces           $  802,929          $  762,600
      Frozen Foods                                503,882             461,540
      Convenience Meals                           454,276             450,869
      Infant Feeding                              194,378             178,951
      Other                                       154,688             149,066
                                               ----------          ----------
      Total                                    $2,110,153          $2,003,026
                                               ==========          ==========




                       H.J. HEINZ COMPANY AND SUBSIDIARIES
                   SPECIAL ITEMS - FIRST QUARTER JULY 27, 2005

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the first quarter ended July 27, 2005:


                                                         First Quarter Ended July 27, 2005
                                         ---------------------------------------------------------------
(amounts in millions)                      Net           Gross       Operating                      Per
                                          Sales          Profit        Income        Income        Share
                                         --------        ------      ---------       ------        -----
Reported results                         $2,110.2        $753.8        $281.2        $157.3        $0.45
     Reorganization costs                    --             2.1          25.0          16.9         0.05
     Strategic review costs                  --            --             8.9           7.6         0.02
                                         --------        ------        ------        ------        -----

Results excluding special items          $2,110.2        $755.8        $315.0        $181.7        $0.52
                                         ========        ======        ======        ======        =====

(Note:  Totals may not add due to rounding.)

                       H.J. HEINZ COMPANY AND SUBSIDIARIES
                           NON-GAAP PERFORMANCE RATIOS

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratio discussed in the Company's press release dated August 22, 2005:

OPERATING FREE CASH FLOW CALCULATION

(amounts in thousands)                                       First Quarter Ended
                                                     ---------------------------------
                                                     July 27, 2005       July 28, 2004
                                                        FY 2006             FY 2005
                                                     -------------       -------------
        Cash provided by operating activities          $ 165,916           $ 186,180
        Capital expenditures                             (47,162)            (38,440)
                                                       ---------           ---------

             Operating Free Cash Flow                  $ 118,754           $ 147,740
                                                       =========           =========